Exhibit 3.119

BY-LAWS

OF

CAESARS PALACE REALTY CORP.

(a Nevada - corporation)

ARTICLE I

ANNUAL MEETING

The annual meeting of the stockholders shall be held at the office of the corporation in the City of Miami, State of Florida, on the 20th day of September in each year.

ARTICLE II

SPECIAL MEETING

Special meetings of the stockholders may be called by the President or a Vice President, by two members of the Board of Directors, or by holders of 25% or more of the capital stock.

ARTICLE III

NOTICE OF MEETINGS

Notice of every meeting, whether annual or special, shall be in writing signed by an officer of the corporation. Such notice shall state the time when and place where the meeting is to be held, and a copy shall be served, either personally or by mail, upon each stockholder of record entitled to vote at such meeting, not less than ten days before the meeting, unless different notice is required by statute. Except as otherwise required by statute, published or written notice in any case may be waived in writing by the stockholders. In the case of special meetings, written notice must unless waived by stockholders be given to each stockholder.

ARTICLE IV

QUORUM

At all stockholders’ meetings a quorum shall (save as otherwise provided by statute) consist of a majority of the stock outstanding and entitled to vote in person or by proxy.

ARTICLE V

ELECTION OF DIRECTORS

The number of directors shall be three (3). Directors shall be elected at each annual meeting and shall hold office for one year and thereafter until their successors are elected and qualify. Vacancies, however occurring during the year may be filled by a majority of the remaining directors. Directors need not be stockholders unless required by statute.

ARTICLE VI

MEETINGS OF DIRECTORS

The board shall meet whenever and wherever called together by the Chairman upon notice to each director, which need not exceed two days, and may be held at the office of the corporation, or such other places as the board may from time to time determine. If any member be where he cannot conveniently be notified, except where otherwise required by statute, a meeting held without notice to such member shall be valid, provided he shall thereafter assent in writing to any proceedings of the meeting. On the written request of any director, the Secretary shall call a special meeting of the board. A majority of directors shall constitute a quorum. Whenever the board is authorized to take any action after notice, such notice may be waived, in writing, before or after the holding of the meeting by the directors entitled to such notice.

ARTICLE VII

ELECTION OF OFFICERS

After the election of the directors, the board shall elect a President, one or more Vice-Presidents, a Secretary, and a Treasurer, and the directors may from time to time appoint such other officers as they deem necessary to serve at the pleasure of the board. The President shall be elected from their own number. Except as otherwise provided by statute any two offices may be held by the same person.

ARTICLE VIII

POWERS AND DUTIES OF OFFICERS

The President shall preside at all meetings of the Board of Directors, and shall act as temporary chairman and call to order all meetings of the stockholders. The term of office of all officers shall be until the next election of directors and until their respective successors are chosen and qualified, but any officer may be removed from office at any time with or without cause by the Board of Directors. Vacancies in the offices shall be filled by the Board of Directors. The officers of the corporation shall have such powers and duties except as modified by the Board of Directors as generally pertain to their offices respectively, as well as such powers and duties as from time to time shall be conferred by the Board of Directors. The Board of Directors are authorized to select such depositories as they shall deem proper for the funds of the corporation, and all checks and drafts against such deposited funds shall be signed by officers or persons to be specified by the Board of Directors.

ARTICLE IX

CERTIFICATES OF STOCK

Certificates of stock shall be numbered and signed in the order in which they are issued and shall be signed by the President or a Vice-President and by the Secretary or an Assistant Secretary, and the seal of the company shall be affixed thereto.

ARTICLE X

TRANSFERS OF SHARES

Transfers of shares shall be made only upon the books of the company and only in pursuance of the request of the holder in person, or by the holder of power of attorney duly executed and filed with the Secretary, and this only on the surrender to the Secretary of the certificate or certificates of stock.

ARTICLE XI

POWERS OF DIRECTORS

The Board of Directors shall exercise all of the powers of the corporation, subject to the restrictions imposed by law or by these by-laws, and they shall have general management and control of the affairs of the corporation. They shall set aside from the earnings such sum or sums as in their discretion may be deemed advisable for improvements or reserves; they may declare and pay dividends out of the surplus profits of the corporation at such times as they deem proper, and they shall have power to borrow money, to make and issue notes, bonds and other negotiable and transferable instruments, deeds of trust and trust agreements. Any of the powers of the board in relation to the ordinary business of the company may be delegated to any committee, officer or agent upon such terms as they think fit. All of such powers shall be subject to any statutory requirement or limitation.

ARTICLE XII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporation shall indemnify and save harmless all or any of the officers and directors of the corporation from and against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which any such director or officer by virtue of his office may be made a party, except if such officer or director is finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties he shall not be so indemnified and held harmless.

ARTICLE XIII

CORPORATE SEAL

The corporate seal of the corporation shall be in such form as the Board of Directors shall prescribe.

ARTICLE XIV

FISCAL YEAR

The fiscal year of the corporation shall end on the 31st day of July in each year.

ARTICLE XV

AMENDMENTS

The directors may make and alter any By-Laws, subject to approval by shareholders where provided by statute, including any increase or decrease in the number of directors, provided that the Board of Directors shall not make or alter any By-Laws fixing their qualifications, classifications or term of office.